Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.14

KONTOOR BRANDS EXECUTIVE DEFERRED SAVINGS PLAN II

VF Corporation has maintained the VF Executive Deferred Savings Plan II (the “VF EDSP II”) for the benefit of eligible senior executive employees of VF Corporation and its affiliated employers. VF Corporation has determined to separate its jeanswear business into one or more newly formed legal entities (the “Jeanswear Group”), and in connection therewith, VF Corporation intends to distribute to its shareholders all of the stock of a newly formed company (“Kontoor Brands, Inc.”) that will be the parent holding company for the Jeanswear Group (the “Distribution”). In connection with the Distribution, Kontoor Brands, Inc. shall adopt this Kontoor Brands Executive Deferred Savings Plan II (the “Plan”) to provide benefits for the eligible senior executive employees of Kontoor Brands, Inc. and its affiliated employers, and to accept a spin-off of the accounts of such eligible senior executive employees and their respective beneficiaries under the VF EDSP II. This Plan shall be effective at and as of the date of consummation of the Distribution (the “Distribution Date”). In the event that the Distribution does not occur, this Plan shall be void and of no force and effect.

The Plan permits senior executive employees, who are among a select group of management or highly-compensated employees of Kontoor Brands, Inc. or a Participating Employer, to defer compensation in excess of the maximum amount permitted to be taken into account under the Kontoor Brands 401k Savings Plan and be credited with Matching Deferrals.

The intention of Kontoor Brands, Inc. is that the Plan be at all times maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (“Code”), administered as a “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended, and operated in accordance with the requirements of section 409A of the Code.

SECTION I

DEFINITIONS

Unless otherwise required by the context, the terms used herein shall have the meanings as set forth below:

1. “Accrued Benefit” means the sum of a Participant’s Basic Deferrals and the vested portion of the Participating Employer’s Matching Deferrals and Company Retirement Deferrals. In the case of any Participant who also was a participant in the VF EDSP I, a Participant’s Accrued Benefit shall also include any Matching Deferrals that, as of December 31, 2004, were not vested under the VF EDSP I.

2. “Basic Deferral” means that percentage of a Participant’s Excess Earnings elected to be deferred under the terms of this Plan.

3. “Beneficiary” means the individual or entity named pursuant to the Plan to receive benefit payments hereunder in the event of the death of the Participant. Each Beneficiary designation by a Participant in effect under the VF EDSP II (including a beneficiary designation under the VF EDSP I that was recognized under the terms of the VF EDSP II) on the Distribution Date will be recognized and maintained immediately after the transfer of his or her account from the VF EDSP II to the Plan and shall remain until a new designation is made by the Participant and becomes effective.

4. “Change of Control” means, for purposes of vesting under Article III, the same as it does in the Company’s change of control agreements with its senior management in place at the relevant time; provided, however, that if there is ever a time that the Company no longer has any such agreements in place with its senior management, then the Committee shall determine the meaning of “Change of Control.” Notwithstanding the foregoing, for purposes of benefit entitlement under Article VI and payment rights under Article VII, when used in connection with a Participating Employer (including the Company), “Change of Control” means the same as “change in the ownership or effective control of a corporation” under Code Section 409A.

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

5. “Code Section 409A” means, collectively, Section 409A of the Code and any Treasury regulations and guidance issued thereunder.

6. “Committee” means the Kontoor Brands Retirement Plans Committee, as appointed from time to time by the Vice President — Chief Human Resources Officer of the Company.

7. “Company” means Kontoor Brands, Inc., a North Carolina corporation.

8. “Company Controlled Group” shall include the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that in applying Code sections 1563(a)(1) — (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.”

9. “Company Retirement Deferral” means the additional deferral amount credited to a Participant by a Participating Employer under the terms of Subsection 3 of Section III of this Plan.

10. “Deferrals” means, collectively, a Participant’s Basic, Matching, and Company Retirement Deferrals under the Plan (and, unless specified otherwise, shall include any gains or losses attributable thereto).

11. “Earnings” means the Participant’s salary and any cash bonus payments made to a Participant by a Participating Employer in the relevant year under a Participating Employer’s performance-based incentive compensation plans. For purposes of the Plan, Earnings shall be determined without regard to any salary or bonus deferrals or reductions which may be made by a Participant pursuant to section 401(k) or section 125 of the Code. However, earnings shall not include: (i) any reimbursement for expenses paid to a Participant by a Participating Employer; (ii) any payments or contributions made by a Participating Employer to a plan or arrangement, on behalf of a Participant, which results in imputed income to the Participant for federal income tax purposes; or (iii) any compensation attributable to stock incentives such as stock option exercises, restricted stock, or restricted stock units. The Committee may, in its discretion and from time to time, identify additional forms of compensation to be included in or excluded from the Participant’s Earnings.

12. “Excess Earnings” means Earnings received by a Participant during a Plan Year in excess of the annual compensation limit described in section 401(a)(17) of the Code (as adjusted by the Secretary of the Treasury) applicable to the Kontoor Brands 401k Savings Plan.

13. “Initial Eligibility Date” means the earliest date on which a newly eligible employee may participate in the Plan. The Initial Eligibility Date of an employee shall be the earlier of: (a) the date on which the employee completes a three (3) consecutive month period of employment with a Participating Employer in which the employee is credited with 250 or more hours of service, (b) the date on which the employee completes a twelve (12) consecutive month period of employment with a Participating Employer in which the employee is credited with 1,000 or more hours of service or (c) in the case of a Transferred Employee who was a participant in the VF EDSP II on the Distribution Date. Notwithstanding the foregoing, the Initial Eligibility Date may not be earlier than the date the employee is notified, in writing, by the Participating Employer of the material terms of the Plan.

14. “Matching Deferral” means the additional deferral amount credited to a Participant by a Participating Employer under the terms of Subsection 2 of Section III of this Plan. In addition, in the case of any Participant who also was a participant in the VF EDSP I, the term “Matching Deferral” shall include any matching deferrals (and any gains and losses credited thereon) that, as of December 31, 2004, were not vested under the VF EDSP I.

16. “Participant” means an eligible employee who participates in this Plan in accordance with its provisions.

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17. “Participating Employer” means the Company and each related company or business within the Company Controlled Group the eligible employees of which are designated by the Committee to participate in this Plan with respect to Basic and Matching Deferrals, and/or Company Retirement Deferrals (if such deferrals are provided).

18. “Performance-Based Compensation” shall have the meaning as set forth under Code Section 409A.

19. “Plan” means the Kontoor Brands Executive Deferred Savings Plan II as it may be amended subsequently from time to time.

20. “Plan Year” means the calendar year.

21. “Service” means the vesting service as is recognized for the Participant under the Kontoor Brands 401k Savings Plan.

22. “Severance from Service” shall have the same meaning as the term “separation from service” as set forth under Code Section 409A. Notwithstanding the foregoing, a Severance from Service does not occur if a Participant is transferred to another Participating Employer or any member of the Company Controlled Group.

23. “Specified Employee” means as of any given date, the one-hundred (100) highest compensated employees as of the end of the preceding Plan Year; provided that the group of one-hundred (100) employees shall include at least fifty (50) officers (except to the extent that there are fewer than fifty (50) officers, in which case the group shall include all officers), and provided further that such group of employees and officers shall be determined from a listing of same drawn from the Company Controlled Group, and compiled as of the end of such preceding Plan Year.

24. “Spouse” means the person to whom the Participant is legally married at the time relevant to any determination under the Plan.

25. “Total Disability” means a physical or mental impairment that qualifies a Participant for disability benefits under a long-term disability benefits plan maintained by the Participant’s Participating Employer and/or eligibility for disability benefits under the Social Security Act; provided that such impairment would also qualify as a “disability” as defined in Code Section 409A. All determinations of Total Disability for purposes of this Plan shall be based on the fact that the Participant is in receipt of disability payments under either or both of the above-referenced disability benefits plans.

26. “Transferred Employees” means those employees of the Company who participated in the VF EDSP II on the Distribution Date and whose accounts in the VF EDSP II were transferred to the Plan.

27. “VF EDSP I” means the VF Executive Deferred Savings Plan.

28. “VF EDSP II” means the VF Executive Deferred Savings Plan II.

SECTION II

ELIGIBILITY

1. Requirements. An individual shall be eligible to elect to contribute Basic Deferrals and be credited with Matching Deferrals if he or she is working for a Participating Employer in a capacity classified by the Participating Employer as that of an employee and, for compensation purposes, is assigned by the Participating Employer to grade 20 (or its equivalent) or above. An employee shall be eligible to participate only if the employee is so notified, in writing, by the Participating Employer of the material terms of the Plan.

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2. Participation. Participation in this Plan by an eligible employee is voluntary with respect to the right to elect to contribute Basic Deferrals and be credited with Matching Deferrals.

3. Termination of Participation. In the event that a Participant ceases to be an eligible employee, the Participant’s Basic Deferral election shall remain in effect through the end of the Plan Year in which the Participant remains employed but has ceased to be an eligible employee, and thereafter, the Participant shall make no further Basic Deferrals unless and until the Participant again becomes an eligible employee.

SECTION III

DEFERRALS

1. Basic Deferrals.

(a) Election. A Participant may elect to defer any portion of his or her Excess Earnings (“Basic Deferral Election”) by directing his or her Participating Employer to reduce his or her Excess Earnings by an amount authorized by the Participant in the form and manner designated by the Committee.

(i) Amount of deferral. A Participant may not elect to defer an amount under this Plan that would, (A) with regard to annual salary, result in a reduction of his or her annual salary below fifty percent (50%) of annual salary for any payroll period, or (B) with regard to bonuses that constitute Performance-Based Compensation, exceed seventy-five percent (75%) of any cash bonus payment that qualifies as Earnings;

(ii) Timing of deferral.

(A) With respect to deferrals of Excess Earnings other than Performance-Based Compensation, a Participant’s Basic Deferral Election shall be made no later than the December immediately preceding the Plan Year to which the election relates;

(B) With respect to deferrals of Excess Earnings that are Performance-Based Compensation, a Participant’s Basic Deferral Election shall be made no later than six (6) months preceding the end of the performance period to which the Performance-Based Compensation relates;

(C) Notwithstanding the foregoing, with respect to an individual who is first eligible to participate in the Plan, such individual may submit a Basic Deferral Election within the first thirty (30) days after the individual’s Initial Eligibility Date with respect to Excess Earnings comprised of: (A) salary to be paid for services to be performed after the Basic Deferral Election is submitted, and (B) Performance-Based Compensation, if so permitted by the Committee at the time, provided that such election shall be prorated in accordance with Code Section 409A.

Any election made by a Participant to defer any portion of his or her Excess Earnings paid by a participating employer under the VF EDSP II during 2019 shall also apply to his or her compensation paid by a Participating Employer under this Plan following the Distribution Date and during the remainder of 2019.

(b) Vesting. A Participant shall have a nonforfeitable right to his or her Basic Deferrals.

(c) Change of Election. The percentage or amount of Excess Earnings designated by a Participant as a Basic Deferral for any given Plan Year shall continue in effect for such Plan Year, notwithstanding any change in Earnings. In the event a Participant is on a bona fide leave of absence with the Participating Employer’s consent, or in military service in conformity with the Participating Employer’s policies, such Participant’s Basic Deferrals shall continue if Earnings are being continued by the Participating Employer and if the Participant has Excess Earnings. If Earnings are not being continued or if the Participant does not have Excess Earnings, then, upon the Participant’s return to employment, his or her Basic Deferrals will be resumed, but no additional deferrals will be required or permitted to make up for amounts not deferred during periods of no or insufficient Earnings.

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Pursuant to 17 C.F.R. Section 200.83

(d) Manner of Deferral. A Participant’s Basic Deferral election shall apply only to Earnings that constitute Excess Earnings at the time such amounts are otherwise payable to the Participant. A Participant’s Basic Deferrals of salary may be taken from salary ratably during the applicable Plan Year once the Participant has Excess Earnings or in any manner determined by the Committee; provided that such Basic Deferrals during the Plan Year, in the aggregate, reflect the Participant’s Basic Deferral Election with respect to salary in accordance with Code Section 409A. In the discretion of the Committee, a Participant’s deferral election may identify the particular forms of compensation to be included for purposes of such election.

(e) Hardship. Notwithstanding anything in the foregoing to the contrary, in the event a Participant receives a hardship withdrawal pursuant to Section VIII, such Participant’s Basic Deferral Election with respect to the Plan Year during which such hardship withdrawal under this Plan occurs shall be cancelled in accordance with Code Section 409A. The Participant may submit a new Basic Deferral Election with respect to future Plan Years to the extent permitted under this Subsection 1 of this Section III.

2. Matching Deferrals.

(a) Amount. The Participating Employer shall credit a Matching Deferral equal to 100% of a Participant’s Basic Deferrals for a Plan Year, provided, however, that (i) with respect to Basic Deferrals of salary, such Matching Deferrals shall be limited to six percent (6%) of the Participant’s salary that constitutes Excess Earnings for such Plan Year, and (ii) with respect to Basic Deferrals of Performance-Based Compensation, such Matching Deferrals shall be limited to six percent (6%) of the Participant’s Performance-Based Compensation that constitutes Excess Earnings for such Plan Year.

Following the end of the 2015 and 2016 Plan Years, an additional deferral (“Transitional Deferral”) was credited to each eligible employee of a participating employer under the VF EDSP II: (i) who was eligible for the VF EDSP II on December 31, 2014, (ii) who remained employed by the participating employer and eligible to participate as of the end of the applicable Plan Year (2015 and 2016), and (iii) whose Earnings for the Plan Year were below $208,334. The Transitional Deferral was equal to the excess, if any, of $12,500 over the product of the employee’s Earnings for the Plan Year and six percent (6%) (i.e., $12,500 — (Earnings x 6%). Such Transitional Deferrals were credited as Matching Deferrals and shall be subject to the same vesting, forfeiture, and other provisions applicable to Matching Deferrals, except as otherwise provided herein.

(b) Vesting. A Participant shall become vested in his or her Matching Deferrals at the rate of one-sixtieth (1/60th) per month of Service. Notwithstanding the foregoing, a Participant shall become 100% vested in his or her Matching Deferrals if, prior to his or her Severance from Service the Participant attains age sixty-five (65), incurs a Total Disability, dies, or a Change of Control of the Company occurs.

(c) Forfeitures. A Participant shall forfeit, upon his or her Severance from Service prior to becoming vested in accordance with Subsection 2(b) of this Section III, any right to Matching Deferrals in which he or she is not vested.

3. Company Retirement Deferrals.

(a) Amount. A Participant who also was a participant in the VF EDSP II may have been credited with an additional deferral amount (“Company Retirement Deferral”) with respect to Earnings prior to 2015 equal to the percentage of the Excess Earnings of each eligible Participant employed by his or her participating employer in accordance with the following schedule:

Years of Service	Percentage of Excess Earnings
Less than 10	2%
More, but less than 15	3%
More, but less than 20	4%
21 or more	5%

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Pursuant to 17 C.F.R. Section 200.83

A Participant was eligible for Company Retirement Deferrals under the VF EDSP II only if he or she began employment with the a participating employer under the VF EDSP II on or after January 1, 2005 (or earlier, if determined by the applicable committee under the VF EDSP II) and was either not covered by the VF Corporation Pension Plan or not eligible to actively participate in the VF Corporation Pension Plan. For purposes of the above schedule, the term “Years of Service” was defined as each 12-month period of Service accrued by the Participant after December 31, 2004, unless otherwise determined by the applicable committee under the VF EDSP II. Notwithstanding the foregoing, no Company Retirement Deferrals were credited under the VF EDSP II after 2014.

(b) Vesting. A Participant shall become vested in his or her Company Retirement Deferrals at the rate of one-sixtieth (1/60th) per month of Service. Notwithstanding the foregoing, a Participant shall become 100% vested in his or her Company Retirement Deferrals if, prior to his or her Severance from Service, the Participant attains age sixty-five (65), incurs a Total Disability, dies, or a Change of Control of the Company occurs.

(c) Forfeitures. A Participant shall forfeit upon his or her Severance from Service prior to becoming vested in accordance with Subsection 3(b) of this Section III, any right to Company Retirement Deferrals in which he or she is not vested.

(d) Other Participating Employer Deferrals. A Participating Employer may, in its discretion and from time to time, and with the consent of the Company, credit a Participant’s Account with different or additional amounts of Company Retirement Deferrals for any reason as determined by the Participating Employer. Notwithstanding any provision herein to the contrary, the Committee may, with respect to such amounts, establish such terms and conditions as it deems appropriate.

SECTION IV

INVESTMENT

1. Investment Election. A Participant may elect, pursuant to procedures established by the Committee and subject to applicable limitations herein, that his or her Basic, Matching, and Company Retirement Deferrals be credited with gains and losses as if such Deferrals had been invested (in increments of at least one percent (1%)) in one or more of the investment funds offered under the Plan, as may be determined by the Committee from time to time. Each investment direction by a Participant in effect under the VF EDSP II on the Distribution Date will be recognized and maintained immediately after the transfer of his or her account from the VF EDSP II to the Plan and shall remain until a new direction is made by the Participant and becomes effective.

2. Change of Investment Election. A Participant may elect, pursuant to procedures established by the Committee and subject to applicable limitations herein, a change with respect to his or her previously-made investment election.

SECTION V

RECORDS

The Committee shall create and maintain, or may direct a third party to create and maintain, adequate records, in book entry form, for each Participant of Basic, Matching, and Company Retirement Deferrals. Each Participant shall, to the extent permitted by the Committee, have electronic access to the status of his or her account balance and vested percentage.

SECTION VI

PLAN BENEFITS

1. Severance from Service. Upon a Participant’s Severance from Service, he or she shall be entitled to his or her Accrued Benefit payable in accordance with Section VII.

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2. Death. In the event of the death of a Participant prior to Severance from Service, the Participant’s Beneficiary shall be entitled to a benefit equal to the Participant’s Accrued Benefit payable in accordance with Section VII. In the event of the death of a Participant after a Severance from Service, the Participant’s Beneficiary shall be entitled to that part, if any, of the Participant’s Accrued Benefit which has not yet been paid to the Participant payable in accordance with Section VII.

3. Total Disability. In the event a Participant incurs a Total Disability prior to Severance from Service, the Participant shall be entitled to his or her Accrued Benefit payable in accordance with Section VII.

4. Change of Control. In the event a Participant’s Participating Employer undergoes a Change of Control prior to a Participant’s Severance from Service, the Participant shall be entitled to his or her Accrued Benefit payable in accordance with Section VII.

5. Beneficiary. Each Participant may designate a Beneficiary (along with alternate beneficiaries) to whom, in the event of the Participant’s death, any benefit is payable hereunder. Each Participant has the right to change any designation of Beneficiary and such change automatically revokes any prior designation. A designation or change of Beneficiary must be in writing on forms supplied by the Committee and any change of Beneficiary shall not become effective until filed with the Committee; provided, however, that the Committee shall not recognize the validity of any designation received after the death of the Participant. The interest of any Beneficiary who dies before the Participant shall terminate unless otherwise provided. If a Beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Plan shall be paid to the Spouse of the Participant if living at the time of payment, otherwise in equal shares to such of the children of the Participant as may be living at the time of payment; provided, however, that if there is no surviving Spouse or child at the time of payment, such payment shall be made to the estate of the Participant.

SECTION VII

PAYMENT OF BENEFITS

1. Normal Form. The normal form for the payment of a Participant’s Accrued Benefit shall be a lump-sum payment in cash payable to the Participant not earlier than the first business day of the month occurring three full calendar months following the event giving rise to the distribution and not later than the close of the Plan Year during which such three month period ends or any such later date as may be permitted under Code Section 409A.

2. Installments. Notwithstanding the foregoing, a Participant may elect in the form and manner designated by the Committee, that payment of his or her Basic Deferrals for a Plan Year be made in annual installments over a period of not more than ten (10) years with such payments commencing not earlier than the first business day of the month occurring three full calendar months following the event giving rise to the distribution and not later than the close of the Plan Year during which such three month period ends or any such later date as may be permitted under Code Section 409A. Such election must be made to the Committee at the same time that the Participant makes his or her Basic Deferral Elections for such Plan Year in accordance with Subsection 1 of Section III. Any such installment payment election with respect to salary deferred by a Participant for a Plan Year shall also apply with respect to the Matching Deferrals credited on account of such salary deferrals, any Company Retirement Deferrals credited on behalf of the Participant for the Plan Year, and any Transitional Deferrals for the Plan Year. Any such installment payment election with respect to Performance-Based Compensation deferred by a Participant for a Plan Year shall also apply with respect to the Matching Deferrals credited on account of such Performance-Based Compensation deferral for the Plan Year. A Participant’s installment payment elections in effect under the VF EDSP II shall continue to apply with respect to the portions of his account under the Plan attributable to deferred compensation under the VF EDSP II corresponding to those elections.

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3. Death.

(a) If a Participant dies prior to a Severance from Service, his or her Accrued Benefit shall be distributed to his or her Beneficiary in a lump-sum payment in cash in accordance with Subsection 1 of this Section VII unless the Participant has elected an installment form of distribution in accordance with Subsection 2 of this Section VII, in which case, distribution to the Beneficiary shall be made in accordance with such election.

(b) If a Participant dies after a Severance from Service, his or her Accrued Benefit shall be distributed to his or her Beneficiary in the same form and at the same time as it would have been paid to the Participant had he or she survived.

Payment under Subsections 3(a) and 3(b) shall commence not earlier than the first business day of the month occurring three full calendar months following the event giving rise to the distribution and not later than the close of the Plan Year during which such three month period ends or any such later date as may be permitted under Code Section 409A.

4. Change of Control.

(a) In the event of a Change of Control of a Participant’s Participating Employer (other than the Company), his or her Accrued Benefit shall be distributed in a lump sum payment in accordance with Subsection 1 of this Section VII unless the Participant has elected an installment form of distribution in accordance with Subsection 2 of this Section VII, in which case, distribution to the Participant shall be made in accordance with such election.

(b) In the event of a Change of Control of the Company, all Accrued Benefits under the Plan (regardless of whether or not in pay status) shall be distributed in a lump sum payment as soon as practicable and in accordance with procedures determined by the Committee.

5. Specified Employee Restrictions. During any period in which the stock of any member of the Company Controlled Group is publicly traded on an established securities market, in the event benefits become payable to a Participant who is a Specified Employee due to the Participant’s Severance from Service, distribution of the Participant’s Accrued Benefit shall not commence any earlier than six (6) months following the Participant’s Severance from Service. Any payment that would have been made during such six (6) month period shall be retained in the Plan as part of the Participant’s Accrued Benefit (and credited with any applicable earnings and losses) and paid as soon as administratively feasible following the end of the six (6) month period.

SECTION VIII

HARDSHIP WITHDRAWALS

Distribution may be made to a Participant of some or all of his or her Accrued Benefit (excluding any Company Retirement Deferrals) in the event of an unforeseeable emergency. The Participant shall file a written request with the Committee, and the Committee shall determine in its sole discretion, if an unforeseeable emergency exists, based on the facts of each case. For this purpose, “unforeseeable emergency” shall have the meaning as set forth under Code Section 409A.

SECTION IX

FUNDING STATUS

This Plan is unfunded. All obligations hereunder shall constitute an unsecured promise of the Company to pay a Participant’s benefit out of the general assets of the Company, subject to all of the terms and conditions of the Plan, as amended from time to time, and applicable law. A Participant shall have no greater right to benefits provided hereunder than that of any unsecured general creditor of the Company.

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SECTION X

ADMINISTRATION

1. Powers and Responsibilities. The Plan shall be administered by the Committee which shall have the following powers and responsibilities.

(a) to construe the Plan, make factual determinations, decide all benefit requests made by a Participant or any other person, correct defects, and take any and all similar actions considered by the Committee to be necessary to administer the Plan, with any such determinations under or interpretations of the Plan made in good faith by the Committee to be final and conclusive for all purposes;

(b) determine the investment options which may be utilized under the Plan, including any default option to be utilized if a Participant makes no investment request;

(c) to designate a related company or business as a Participating Employer and to revoke such status if, in the Committee’s discretion, such action is in the best interest of the Company; and

(d) to take all other actions and do all other things which are considered by the Committee to be necessary to the administration of the Plan.

2. Actions Conclusive. The Committee shall have complete discretion in carrying out its powers and responsibilities under the Plan, and its exercise of discretion hereunder shall be final and conclusive.

3. Delegation. The Committee may, in writing, delegate some or all of its powers and responsibilities to any other person or entity.

4. Meetings. The Committee may hold meetings upon such notice, at such time or times, and at such place or places as it may determine. The majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business at all meetings and a majority vote of those present and constituting a quorum at any meeting shall be required for action. The Committee may also act by written consent of a majority of its members.

5. Rules of Administration. The Committee may adopt such rules for administration of the Plan as is considered desirable, provided they do not conflict with the Plan.

6. Agents. The Committee may retain such counsel, and actuarial, medical, accounting, clerical and other services as it may require to carry out the provisions and purposes of the Plan.

7. Reliance. The Committee shall be entitled to rely upon all tables, valuations, certificates, and reports furnished by any duly appointed auditor, or actuary, upon all certificates and reports made by any investment manager, or any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.

8. Liability and Indemnification. No member of the Committee shall be personally liable by virtue of any instrument executed by the member, or on the member’s behalf, as a member of the Committee. Neither the Company nor a Participating Employer, nor any of their respective officers or directors, nor any member of the Committee, shall be personally liable for any action or inaction with respect to any duty or responsibility imposed upon such person by the terms of the Plan except when the same is finally judicially determined to be due to the self dealing, willful misconduct or recklessness of such person. The Company shall indemnify and hold harmless its officers, directors, and those of any Participating Employer, and each member of the Committee against any and all claims, losses, damages, expenses (including attorneys’ fees and the advancement thereof), and liability (including, in each case, amounts paid in settlement), arising from any action or failure to act regarding the Plan, to the greatest extent permitted by applicable law. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled.

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9. Conflict of Interest. If any Participant is a member of the Committee, he or she shall not participate as a member of the Committee in any determination under the Plan relating specifically to his or her Basic, Matching, or Company Retirement Deferrals.

SECTION XI

MODIFICATION AND TERMINATION

The Company reserves the right to terminate this Plan at any time or to modify, amend or suspend it from time to time, such right to include, without limitation, the right to distribute any and all Accrued Benefits following a termination of the Plan. Any such termination, modification, amendment or suspension shall be effective at such date as the Company may determine and may be effective as to all Participating Employers, or as to one or more Participating Employers, and their respective employees. The Company shall notify all affected Participants of any such termination, modification, amendment or suspension and, in appropriate circumstances as determined by the Company, shall also notify the relevant Participating Employers. A termination, modification, amendment or suspension may affect Participants generally, by class or individually, and may apply irrespective of whether they are past, current or future Participants; provided, however, that any such action may not eliminate or reduce the Accrued Benefit of any Participant as of the effective date of such action.

SECTION XII

GENERAL PROVISIONS

1. No Employment Right. Nothing contained herein shall be deemed to give any employee the right to be retained in the service of the Company or a Participating Employer, as applicable, or to interfere with the rights of any such employer to discharge any employee at any time.

2. Interest Not Assignable. It is a condition of this Plan, and all rights of each Participant shall be subject thereto, that no right or interest of any Participant under this Plan or in his or her credited Deferrals shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, subject, however, to applicable law, but excluding devolution by death or mental incompetency, and no right or interest of any Participant under this Plan or in his or her credited Deferrals shall be liable for or subject to any obligation or liability of such Participant, subject, however, to applicable law.

3. Taxes and Withholding. All Deferrals and payments under the Plan shall be subject to such taxes and other withholdings (federal, state or local) as may be due thereon, and the determination of the Committee as to withholding with respect to Deferrals and payments shall be binding upon the Participant and each Beneficiary.

4. Sale of Assets. The sale of all or substantially all of the assets of the Company, or a merger, consolidation or reorganization of the Company wherein the Company is not the surviving corporation, or any other transaction which, in effect, amounts to a sale of the Company or voting control thereof, shall not terminate this Plan or any related agreements and the obligations created hereunder or thereby and the same shall be binding upon the successors and assigns of the Company.

5. Legal Incapacity. If a Participant or Beneficiary entitled to receive any benefits hereunder is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, the benefits will be paid to such persons as the Committee designates or to the duly appointed guardian.

6. Governing Law. This Plan shall be governed by and construed in accordance with the laws of North Carolina, notwithstanding the conflict of law rules applicable therein.

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

7. Compliance with Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered in accordance with all applicable requirements of Code Section 409A and the regulations or guidance issued with regard thereto, and any distribution, acceleration or election feature that could result in the early inclusion in gross income shall be deemed restricted or limited to the extent necessary to avoid such result.

Pursuant to its authority under Section XI of the Plan, the Company, as evidenced by the signature of its authorized officer below, hereby establishes the Plan effective as of the Distribution Date for the stated purposes set forth herein and this Plan shall, on and after such effective date, be applicable to all Participating Employers and their respective employees until such time as the Company may, in its discretion, further amend or take any other authorized action with respect to the Plan.

KONTOOR BRANDS, INC.

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